UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 26, 2007
Citizens Republic Bancorp, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Michigan
(State or Other Jurisdiction of Incorporation)

000-10535	38-2378932
(Commission File Number)	(IRS Employer Identification No.)

328 South Saginaw Street, Flint, Michigan	48502
(Address of Principal Executive Offices)	(Zip Code)
(810) 766-7500
(Registrant’s Telephone Number, Including Area Code)
Citizens Banking Corporation
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On April 26, 2007, Dana M. Cluckey, President, Chief Operating Officer and a director of Citizens Republic Bancorp, Inc. (“Citizens”), resigned for personal reasons from all positions he held as an officer and director of Citizens and each of its subsidiaries, effective May 31, 2007 (the “Separation Date”). Citizens is unaware of any disagreements between Mr. Cluckey and the Company on any matter relating to the Company’s operations, policies or practices. William R. Hartman, Citizens’ Chief Executive Officer, will assume the title of President and Chief Executive Officer. There are no plans to fill the position of Chief Operating Officer.
     In connection with his resignation and in consideration of, among other things, Mr. Cluckey’s release of Citizens from payments required to be made under the Employment Agreement between Mr. Cluckey and Citizens dated June 26, 2006 (the “Employment Agreement”), Mr. Cluckey entered into a Release and Settlement Agreement with Citizens (the “Agreement”). The Agreement provides that Mr. Cluckey will receive a lump sum payment from Citizens on January 2, 2008 of $1.125 million and that the stock options previously awarded to him will remain exercisable through their termination date as if he remained employed by Citizens. All of such options became exercisable prior to April 26, 2007. The Agreement further provides that in lieu of medical, dental and prescription coverage, Citizens will pay to Mr. Cluckey on the Separation Date an additional amount equal to (i) 36 months of premiums for continuation of Mr. Cluckey’s existing medical and dental coverage for Mr. Cluckey and his eligible dependents, plus (ii) $36,000 to cover prescription coverage costs. The Agreement also provides that Mr. Cluckey shall not disclose confidential information of Citizens and that, for a period of two years from the Separation Date, he will not solicit employees of Citizens, nor, pursuant to the terms of the Employment Agreement which are incorporated into the Agreement, compete against Citizens.
     Pursuant to the Agreement, Mr. Cluckey and Citizens have mutually agreed to release one another from any claims they may have against each other arising out of Mr. Cluckey’s employment or director relationship with Citizens, including any claims for payments or benefits that might arise under the Employment Agreement, other than (i) any claims by Mr. Cluckey which may arise in connection with unpaid salary and benefits related to periods prior to the Separation Date, indemnification rights under articles of incorporation and bylaws of Citizens, or Citizens’ directors and officers insurance policies; and (ii) any claims by Citizens which may arise due to acts on the part of Cluckey involving fraud, dishonesty, gross negligence, willful malfeasance, violation of securities laws, or for which he would not be entitled to be indemnified under Citizens’ articles of incorporation or bylaws.

     The Employment Agreement provided for Mr. Cluckey to serve as president and chief operating officer of Citizens until December 31, 2010 and as president and chief executive officer of Citizens from January 1, 2011 to December 31, 2011. Mr. Cluckey was also entitled to serve as a director during his employment with Citizens. While serving as president and chief operating officer, Mr. Cluckey would have received an annual base salary at a rate of at least 90% of the annual base salary of Mr. Hartman, Citizens’ chief executive officer, but in no event less than $667,000, would have been entitled to a target bonus of not less than 90% of Mr. Hartman’s target bonus and would have received annual equity incentive awards with a value of not less than 90% of those awarded to Mr. Hartman. While serving as president and chief executive officer, Mr. Cluckey’s annual base salary and annual bonus would have been no less than those in effect as of December 31, 2010, with annual equity incentive awards to be determined by the compensation committee of Citizens’ board of directors. Mr. Cluckey would also have been entitled to employee benefits, fringe benefits and perquisites through 2011 on a basis no less favorable than those provided to other senior executives of Citizens, including tax grossed-up club fees and dues. Citizens had also entered into a change in control agreement, under which Citizens will have no further obligation after the Separation Date.
     In the event that, during the term, Mr. Cluckey’s employment were terminated by Citizens without “cause” or by Mr. Cluckey for “good reason”, Mr. Cluckey would have been entitled to be paid a lump sum cash payment equal to the sum of (i) accrued amounts, including a pro-rata target bonus for the year of termination and (ii) three times the sum of his base salary and target bonus. In addition, upon such termination (i) equity compensation awards would have vested and generally remained exercisable for their full term, (ii) Mr. Cluckey and his eligible dependents would have been entitled to continued health and welfare benefits for the three-year period following the date of termination and (iii) Mr. Cluckey’s club membership would have been transferred to him.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CITIZENS REPUBLIC BANCORP, INC.
By:	/s/ Thomas W. Gallagher
Thomas W. Gallagher
Its:	General Counsel and Secretary

Date: May 1, 2007